Exhibit 23.3

CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-186408 on Form S-8 pertaining to the Amended and Restated 2011 Ashland Inc. Incentive Plan (the “Amendment”) of our being named in the Ashland Inc. Annual Report on Form 10-K for the year ended September 30, 2015, in the form and context in which we are named. We do not authorize or cause the filing of such Amendment and do not make or purport to make any statement other than as reflected in the Amendment.

/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.
By: Francine F. Rabinovitz